                                                                    EXHIBIT 99.C



================================================================================


                          AGREEMENT AND PLAN OF MERGER

                                     among

                               NOKIA CORPORATION

                          BLACKBIRD ACQUISITION, INC.

                                      and

                              RAMP NETWORKS, INC.

                          Dated as of December 6, 2000


================================================================================

                               TABLE OF CONTENTS

                                                                            Page
                                   ARTICLE I

                                  DEFINITIONS
                                  -----------
SECTION 1.01    Definitions...........................................           2
                                   ARTICLE II

                                   THE OFFER
                                   ---------

SECTION 2.01    The Offer.............................................           7
SECTION 2.02    Company Action........................................           8

                                  ARTICLE III

                                  THE MERGER
                                  ----------
SECTION 3.01    The Merger............................................          10
SECTION 3.02    Effective Time; Closing...............................          10
SECTION 3.03    Effect of the Merger..................................          10
SECTION 3.04    Certificate of Incorporation; By-laws.................          10
SECTION 3.05    Directors and Officers................................          11
SECTION 3.06    Conversion of Securities..............................          11
SECTION 3.07    Employee Stock Options; Employee Stock Purchase Plan..          11
SECTION 3.08    Dissenting Shares.....................................          12
SECTION 3.09    Surrender of Shares; Stock Transfer Books.............          13

                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 ---------------------------------------------

SECTION 4.01    Organization and Qualification; Subsidiaries..........          14
SECTION 4.02    Certificate of Incorporation and By-laws..............          15
SECTION 4.03    Capitalization........................................          15
SECTION 4.04    Authority Relative to this Agreement..................          15
SECTION 4.05    No Conflict; Required Filings and Consents............          16
SECTION 4.06    Permits; Compliance...................................          17
SECTION 4.07    SEC Filings; Financial Statements.....................          17
SECTION 4.08    Absence of Certain Changes or Events..................          18
SECTION 4.09    Absence of Litigation.................................          18
SECTION 4.10    Employee Benefit Plans................................          19
SECTION 4.11    Labor and Employment Matters..........................          21
SECTION 4.12    Offer Documents; Schedule 14D-9; Proxy Statement......          22
SECTION 4.13    Property and Leases...................................          22

SECTION 4.14    Intellectual Property...................................        23
SECTION 4.15    Taxes...................................................        27
SECTION 4.16    Environmental Matters...................................        27
SECTION 4.17    No Rights Agreements....................................        28
SECTION 4.18    Material Contracts......................................        28
SECTION 4.19    Insurance...............................................        29
SECTION 4.20    Customers and Suppliers.................................        30
SECTION 4.21    Brokers.................................................        30

                                   ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
             ------------------------------------------------------

SECTION 5.01    Corporate Organization..................................        31
SECTION 5.02    Authority Relative to This Agreement....................        31
SECTION 5.03    No Conflict; Required Filings and Consents..............        31
SECTION 5.04    Financing...............................................        32
SECTION 5.05    Offer Documents; Proxy Statement........................        32
SECTION 5.06    Brokers.................................................        32

                                  ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER
                     --------------------------------------

SECTION 6.01    Conduct of Business by the Company Pending the Merger...        32

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS
                             ---------------------

SECTION 7.01    Stockholders' Meeting...................................        34
SECTION 7.02    Proxy Statement.........................................        35
SECTION 7.03    Company Board Representation; Section 14(f).............        35
SECTION 7.04    Access to Information; Confidentiality..................        36
SECTION 7.05    No Solicitation of Transactions.........................        36
SECTION 7.06    Employee Benefits Matters...............................        37
SECTION 7.07    Intentionally Omitted...................................        38
SECTION 7.08    Directors' and Officers' Indemnification and Insurance..        38
SECTION 7.09    Notification of Certain Matters.........................        39
SECTION 7.10    Further Action; Reasonable Best Efforts.................        39
SECTION 7.11    Public Announcements....................................        39
SECTION 7.12    Confidentiality Agreement...............................        40
SECTION 7.13    Confirmation of No Withholding..........................        40
SECTION 7.14    Obligations of Purchaser................................        40
SECTION 7.15    Voting of Shares........................................        40
SECTION 7.16    Extension of Offer......................................        40

                                 ARTICLE VIII

                            CONDITIONS TO THE MERGER
                            ------------------------

SECTION 8.01    Conditions to the Merger..............................        41

                                  ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER
                       ---------------------------------

SECTION 9.01    Termination...........................................        41
SECTION 9.02    Effect of Termination.................................        43
SECTION 9.03    Fees and Expenses.....................................        43
SECTION 9.04    Amendment.............................................        43
SECTION 9.05    Waiver................................................        44

                                   ARTICLE X

                               GENERAL PROVISIONS
                               ------------------

SECTION 10.01   Notices...............................................        44
SECTION 10.02   Severability..........................................        45
SECTION 10.03   Entire Agreement; Assignment..........................        46
SECTION 10.04   Parties in Interest...................................        46
SECTION 10.05   Specific Performance..................................        46
SECTION 10.06   Governing Law.........................................        46
SECTION 10.07   Waiver of Jury Trial..................................        46
SECTION 10.08   Headings..............................................        47
SECTION 10.09   Counterparts..........................................        47
SECTION 10.10   Execution.............................................        47
SECTION 10.11   Disclosure Schedule...................................        47

ANNEX A    Conditions to the Offer
-------

          AGREEMENT AND PLAN OF MERGER, dated as of December 6, 2000 (this "Agreement"), among NOKIA CORPORATION, a company organized under the laws of the
----------
Republic of Finland ("Parent"), BLACKBIRD ACQUISITION, INC., a Delaware
                      ------
corporation and a wholly-owned subsidiary of Parent ("Purchaser"), and RAMP
                                                      ---------
NETWORKS, INC., a Delaware corporation (the "Company").
                                             -------

          WHEREAS, the Boards of Directors of Parent, Purchaser and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

          WHEREAS, in furtherance of such acquisition, it is proposed that Purchaser shall make a cash tender offer (the "Offer") to acquire all the shares
                                               -----
of common stock, par value $0.001 per share, of the Company ("Shares") that are
                                                              ------
issued and outstanding for $5.80 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being the "Per Share Amount"), net to the
                                                 ----------------
seller in cash, upon the terms and subject to the conditions of this Agreement and the Offer;

          WHEREAS, the Board of Directors of the Company (the "Board") has
                                                               -----
unanimously approved the making of the Offer and resolved to recommend that holders of Shares tender their Shares pursuant to the Offer;

          WHEREAS, also in furtherance of such acquisition, the Boards of Directors of Parent, Purchaser and the Company have each approved this Agreement and declared its advisability and approved the merger (the "Merger") of
                                                            ------
Purchaser with and into the Company in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), following the consummation of the
                               ------------
Offer and upon the terms and subject to the conditions set forth herein;

          WHEREAS, Parent, Purchaser and certain stockholders of the Company (the "Stockholders") have entered into Stockholder's Agreements, dated as of the
      ------------
date hereof (collectively, the "Stockholder Agreements"), providing that, among
                                ----------------------
other things, the Stockholders will (i) tender their Shares into the Offer, (ii) vote their Shares in favor of the Merger, if applicable, and (iii) grant an option to Purchaser to purchase their Shares at the Per Share Amount, in each case subject to the conditions set forth therein; and

          WHEREAS, as a condition and an inducement to Parent and Purchaser entering into this Agreement, concurrently with the execution and delivery of this Agreement, Parent and certain key employees of the Company (the "Employees") are entering into Employment Agreements (collectively, the
 ---------
"Employment Agreements").
----------------------

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

          SECTION 1.01     Definitions.
                           -----------

          (a)  For purposes of this Agreement:

          "Acquisition Proposal" means (i) any proposal or offer from any person
           --------------------
relating to any direct or indirect acquisition of (A) all or a substantial part of the assets of the Company or of any Subsidiary or (B) over 20% of any class of equity securities of the Company or of any Subsidiary; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any Subsidiary; (iii) any merger, consolidation, business combination, sale of all or a substantial part of the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Subsidiary, other than the Transactions or (iv) any other similar transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Transaction.

          "affiliate" of a specified person means a person who, directly or
           ---------
indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

          "beneficial owner", with respect to any Shares, has the meaning
           ----------------
ascribed to such term under Rule 13d-3(a) of the Exchange Act.

          "business day" means any day on which the principal offices of the SEC
           ------------
in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.

          "Company Owned Intellectual Property" means Intellectual Property
           -----------------------------------
owned by the Company or a Subsidiary that is material to the business, financial condition, or results of operations of the Company and the Subsidiaries as currently conducted or contemplated to be conducted.

          "Company Licensed Intellectual Property" means each item of
           --------------------------------------
Intellectual Property licensed to the Company or a Subsidiary pursuant to a license that is material to the business of the Company or the Subsidiaries as currently conducted or contemplated to be conducted.

          "Company Software" means Software (A) material to the operation of the
           ----------------
business of the Company or a subsidiary of the Company, including all computer software and databases operated by the Company or a subsidiary of the Company on its web sites or used by the Company or a subsidiary of the Company in connection with processing customer orders, storing customer information, or storing or archiving data, and (B) owned, manufactured, distributed, sold, licensed or marketed by the Company or any subsidiary of the Company.

          "Company Systems" shall mean all computer, hardware, Software,
           ---------------
systems, and equipment (including embedded microcontrollers in non-computer equipment) embedded within or required to operate the current products of the Company and the Subsidiaries, and/or material to or necessary for the Company and the Subsidiaries to carry on their businesses as currently conducted.

          "control" (including the terms "controlled by" and "under common
           -------                        -------------       ------------
control with") means the possession, directly or indirectly, or as trustee or
------------
executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

          "Environmental Laws" means any United States federal, state, local or
           ------------------
non-United States laws relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

          "ERISA Affiliate" means any trade or business (whether or not
           ---------------
incorporated) under common control with the Company or any Subsidiary and which, together with the Company or any Subsidiary, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

          "Fully Diluted Basis" means after taking into account all Shares
           -------------------
issuable upon the conversion of any Company convertible securities or upon the exercise of any vested options, warrants or rights of the Company.

          "Hazardous Substances" means (i) those substances defined in and
           --------------------
regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; and (v) any other contaminant, substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

          "Intellectual Property" means (i) United States, non-United States,
           ---------------------
and international patents, patent applications and invention registrations of any type, (ii) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, (iv) Software, (v) confidential and proprietary information, including trade secrets and know-how, and (vi) rights of privacy, publicity and endorsement, and all other rights associated therewith in any jurisdiction.

          "knowledge of the Company" means the knowledge of any director or
           ------------------------
executive officer of the Company and such knowledge that would be imputed to such persons upon reasonable investigation.

          "Licenses" mean (A) licenses of Intellectual Property by the Company
           --------
to third parties, (B) licenses of Intellectual Property by third parties to the Company, and (C) agreements between the Company and third parties relating to the development or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking advertisement, or other practices with respect to Internet web sites.

          "Material Adverse Effect" means, when used in connection with the
           -----------------------
Company or any Subsidiary, any event, circumstance, change or effect that, when taken together with any other events, circumstances, changes and effects occurring after the date hereof that do not individually have a Material Adverse Effect or any other circumstances that would, but for the fact that they do not individually have a Material Adverse Effect, constitute a breach of any representation or warranty made by the Company in this Agreement, is or is reasonably likely to be materially adverse to the business, financial condition, results of operations or prospects of the Company and the Subsidiaries taken as a whole, except that none of the following shall be deemed in themselves to constitute a Material Adverse Effect: (i) any change in the market price or trading volume of the Shares; (ii) any change in general economic conditions;
(iii) any adverse change affecting the Company's industry generally; or (iv) any transaction costs, taxes or integration costs or any cancellations of or delays in customer orders, any reduction in sales or revenues or any disruptions in supplier or distributor relationships that result directly from the announcement, pendency or consummation of the Merger.

          "person" means an individual, corporation, partnership, limited
           ------
partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

          "Software" means computer software, programs and databases in any
           --------
form, including Internet web sites, web content and links, all versions, updates, corrections, enhancements, and modifications thereof, and all related documentation.

          "subsidiary" or "subsidiaries" of the Company, the Surviving
           ----------      ------------
Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

          "Superior Proposal" means any Acquisition Proposal on terms which the
           -----------------
Board determines, in its good faith judgment (after having received the advice of a financial advisor of internationally recognized reputation), to be more favorable to the Company's stockholders than the Offer and the Merger and for which financing, to the extent required, is then committed or, in the good faith judgment of the Board, reasonably likely to be obtained in a timely manner.

       "Taxes" shall mean any and all taxes, fees, levies, duties, tariffs,
        -----
imposts and other similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges.

       (b) The following terms have the meaning set forth in the Sections set forth below:

        Defined Term                        Location of Definition
        ----------------------------        -------------------------
        Action                              (S) 4.09
        Affected Employees                  (S) 7.06(a)
        Agreement                           Preamble
        Blue Sky Laws                       (S) 4.05(b)
        Board                               Recitals
        Broadview                           (S) 2.02(a)
        Certificate of Merger               (S) 3.02
        Certificates                        (S) 3.09(b)
        Code                                (S) 4.10(a)
        Company                             Preamble
        Company Preferred Stock             (S) 4.03
        Company Stock Options               (S) 3.07(a)
        Company Stock Option Plans          (S) 3.07(a)
        Confidentiality Agreement           (S) 7.04(b)
        Cut-Off Date                        (S) 7.03(a)
        Delaware Law                        Recitals
        Disclosure Schedule                 (S) Article IV
        Dissenting Shares                   (S) 3.08(a)
        Effective Time                      (S) 3.02
        Environmental Permits               (S) 4.16
        ERISA                               (S) 4.10(a)
        ESPP                                (S) 3.07(c)
        Exchange Act                        (S) 2.01(a)
        Exchange Ratio                      (S) 3.07(a)
        Existing D&O Policies               (S) 4.19(d)
        Expenses                            (S) 9.03(f)

Fairness Opinion                    (S) 2.02(a)
Fee                                 (S) 9.03(a)
GAAP                                (S) 4.07(b)
Governmental Authority              (S) 4.05(b)
HSR Act                             (S) 2.01(a)
IRS                                 (S) 4.10(a)
Law                                 (S) 4.05(a)
Liens                               (S) 4.13(b)
Loan                                (S) 7.16
Material Contracts                  (S) 4.18(a)
Merger                              Recitals
Merger Consideration                (S) 2.01(a)
Minimum Condition                   (S) 2.01(a)
Multiemployer Plan                  (S) 4.10(b)
Multiple Employer Plan              (S) 4.10(b)
Non-U.S. Benefit Plan               (S) 4.10(h)
Offer                               Recitals
Offer Documents                     (S) 2.01(b)
Offer to Purchase                   (S) 2.01(b)
Parent                              Preamble
Parent ADSs                         (S) 3.07(a)
Parent Shares                       (S) 3.07(a)
Paying Agent                        (S) 3.09(a)
Permits                             (S) 4.06
Permitted Liens                     (S) 4.13(b)
Per Share Amount                    Recitals
Plans                               (S) 4.10(a)
Proprietary Names                   (S) 4.14(a)
Proxy Statement                     (S) 7.02
Purchaser                           Preamble
Replacement Option                  (S) 3.07(a)
Schedule 14D-9                      (S) 2.02(b)
Schedule TO                         (S) 2.01(b)
SEC                                 (S) 2.01(a)
SEC Reports                         (S) 4.07(a)
September Balance Sheet             (S) 4.07(c)
Securities Act                      (S) 4.07(a)
Shares                              Recitals
Stockholder Agreements              Recitals
Stockholders                        Recitals
Stockholders' Meeting               (S) 7.01(a)
Subsidiary                          (S) 4.01(a)
Surviving Corporation               (S) 3.03
Tail Period                         (S) 7.08(b)
Transactions                        (S) 2.02(a)

                                   ARTICLE II

                                   THE OFFER
                                   ---------

          SECTION 2.01 The Offer. (a) Provided that this Agreement shall not
                       ---------
have been terminated in accordance with Section 9.01 hereof and none of the
                                        ------------
events set forth in clause (a) through (i) of Annex A hereto shall have occurred
                                              -------
or be continuing, Purchaser shall commence (within the meaning of Rule 14d-2(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) the
                                                         ------------
Offer as promptly as reasonably practicable after the date hereof, but in no event later than 10 business days after the initial public announcement of Purchaser's intention to commence the Offer. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer shall be subject to the condition (the "Minimum Condition") that at least the number of Shares that
                -----------------
shall constitute fifty-one percent (51%) of the then outstanding Shares on a Fully Diluted Basis shall have been validly tendered and not withdrawn prior to the expiration of the Offer and also shall be subject to the satisfaction of each of the other conditions set forth in Annex A hereto. Purchaser expressly
                                          -------
reserves the right to waive any such condition, to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, however, that without the Company's prior written
              --------  -------
consent, Purchaser shall not waive the Minimum Condition and no change may be made (i) which decreases the price per Share payable in the Offer, or (ii) which reduces the maximum number of Shares to be purchased in the Offer, or (iii) which changes the form of consideration payable in the Offer, or (iv) which imposes conditions to the Offer in addition to those set forth in Annex A
                                                                  -------
hereto, or (v) which, except as provided by Law or in the following sentence, extends the Offer. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer beyond the scheduled expiration date, which shall be 20 business days following the commencement of the Offer, if, at the scheduled expiration of the Offer, any of the conditions to Purchaser's obligation to accept Shares for payment, shall not be satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC"), or the
                                                               ---
staff thereof, applicable to the Offer, or (iii) extend (or re-extend) the Offer for an aggregate period of not more than 10 business days beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii) of this sentence, if, as of such date, all of the conditions to Purchaser's obligations to accept for payment Shares are satisfied or waived, but there shall not have been validly tendered and not withdrawn pursuant to the Offer that number of Shares necessary to permit the Merger to be effected without a meeting of the Company's stockholders in accordance with Delaware Law . In addition, if, on the then applicable expiration date of the Offer, the sole condition remaining unsatisfied is the failure of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act")
                                                                       -------
or under any applicable material non-United States statutes or regulations to have expired or been terminated, then Purchaser shall extend the Offer from time to time until the earlier to occur of (i) February 15, 2001 and (ii) the fifth business day after the expiration or termination of the applicable waiting period under the HSR Act or any applicable material non-United States statutes or regulation. Parent and Purchaser further agree that in the event of the failure of one or more of the conditions to the Offer to be either satisfied or waived on any date on which the Offer would have otherwise expired, Purchaser shall, if such condition or conditions could reasonably be satisfied by February 15, 2001 and for so long as such condition or conditions continue to reasonably be expected to be satisfied by February 15, 2001, extend the Offer until such condition or conditions shall have been satisfied or waived; provided, however, that Purchaser shall not be required to extend the Offer
--------  -------
pursuant to this sentence beyond February 15, 2001. The Per Share Amount shall, subject to applicable withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws. Any such delay shall be effected in compliance with Rule 14e-1(c) under the Exchange Act. If the payment equal to the Per Share Amount in cash (the "Merger
                                                                         ------
Consideration") is to be made to a person other than the person in whose name
-------------
the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Purchaser that such taxes either have been paid or are not applicable.

          (b) As promptly as reasonably practicable on the date of commencement of the Offer, Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule
                                                                        --------
TO") with respect to the Offer.  The Schedule TO shall contain or shall
--
incorporate by reference an offer to purchase (the "Offer to Purchase") and
                                                    -----------------
forms of the related letter of transmittal and any related summary advertisement (the Schedule TO, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Parent, Purchaser and the Company agree to correct
     ---------------
promptly any information provided by any of them for use in the Offer Documents if and to the extent that such information shall have become false or misleading, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents (and shall provide any comments thereon as soon as practicable) prior to the filing thereof with the SEC or dissemination to stockholders of the Company. In addition, Parent and Purchaser shall provide the Company and its counsel in writing with any comments Parent or Purchaser or their counsel may receive from the SEC or its staff with respect to the Schedule TO promptly after receipt of such comments and with copies of any written responses by Parent or Purchaser or their counsel.

          SECTION 2.02 Company Action. (a) The Company hereby approves of and
                       --------------
consents to the Offer and represents that (i) the Board, at a meeting duly called and held on December 6, 2000, has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger, and the transactions contemplated by the Stockholder Agreements (collectively, the "Transactions"), are fair to, and in the best interests of,
                    ------------
the holders of Shares, (B) approved, adopted and declared advisable this

Agreement and the Transactions (such approval and adoption having been made in accordance with Delaware Law, including, without limitation, Section 203 thereof) and (C) resolved to recommend that the holders of Shares accept the Offer and tender Shares pursuant to the Offer, and, if required under Delaware Law, approve and adopt this Agreement and the Transactions and (ii) Broadview International LLC ("Broadview") has delivered to the Board a written opinion
                    ---------
that the consideration to be received by the holders of Shares pursuant to each of the Offer and the Merger is fair to the holders of Shares from a financial point of view (the "Fairness Opinion"). The Company hereby consents to the
                    ----------------
inclusion in the Offer Documents of the recommendation of the Board described in the immediately preceding sentence, and the Company shall not withdraw or modify such recommendation in any manner adverse to Purchaser or Parent except as provided in Section 7.05(b). The Company has been advised by its directors and
            ---------------
executive officers that they intend either to tender all Shares beneficially owned by them to Purchaser pursuant to the Offer and, if applicable, to sell such Shares to the Purchaser pursuant to their respective Stockholder Agreement, or to vote such Shares in favor of the approval and adoption by the stockholders of the Company of this Agreement and the Transactions.

          (b) As promptly as reasonably practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D9 with respect to the Offer (together with all amendments and supplements thereto, the "Schedule 14D-9") containing the
                                         --------------
Fairness Opinion and, except as provided in Section 7.05(b), the recommendation
                                            ---------------
of the Board described in Section 2.02(a), and shall disseminate the Schedule
                          ---------------
14D9 to the extent required by Rule 14d-9 promulgated under the Exchange Act, and any other applicable federal securities laws. The Company, Parent and Purchaser agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review and comment upon the
Schedule 14D-9 (and shall provide any comments thereon as soon as practicable) prior to the filing thereof with the SEC. In addition, the Company shall provide Parent, Purchaser and their counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the
Schedule 14D-9 promptly after receipt of such comments and with copies of any written responses by the Company or its counsel.

          (c) The Company shall, or shall cause its transfer agent to, promptly furnish Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall promptly furnish Purchaser with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to holders of Shares as Parent or Purchaser may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser and their agents shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Transactions, and, if this Agreement shall be terminated in accordance with Section 9.01, shall
                                                      ------------
deliver and will use their reasonable best efforts to cause their agents to deliver to the Company all copies of such information then in their possession or control.

                                  ARTICLE III

                                  THE MERGER
                                  ----------

          SECTION 3.01 The Merger. Upon the terms and subject to the conditions
                       ----------
set forth in Article VIII, and in accordance with Delaware Law, Purchaser shall
             ------------
be merged with and into the Company.

          SECTION 3.02 Effective Time; Closing. As promptly as practicable after
                       -----------------------
the satisfaction or, if permissible, waiver of the conditions set forth in
Article VIII, the parties hereto shall cause the Merger to be consummated by
------------
filing this Agreement or a certificate of merger or certificate of ownership and merger (in either case, the "Certificate of Merger") with the Secretary of State
                             ---------------------
of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of Delaware Law (the date and time of such filing being the "Effective Time"). Prior to such filing, a closing shall
                       --------------
be held at the offices of Shearman & Sterling, 1550 El Camino Real, Suite 100, Menlo Park, California 94025, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII hereto.
                            ------------

          SECTION 3.03 Effect of the Merger. As a result of the Merger, the
                       --------------------
separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving
                                                          ---------
Corporation"). At the Effective Time, the effect of the Merger shall be as
-----------
provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

          SECTION 3.04 Certificate of Incorporation; By-laws. (a) At the
                       -------------------------------------
Effective Time, subject to Section 7.07(a), the Certificate of Incorporation of
                           ---------------
Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided,
                                                                  --------
however, that, at the Effective Time, Article I of the Certificate of
-------
Incorporation of the Surviving Corporation shall be amended to read as follows:
"The name of the corporation is Nokia RNI Acquisition, Inc."

          (b) Unless otherwise determined by Parent prior to the Effective Time, and subject to Section 7.07(a), the By-laws of Purchaser, as in effect
               ---------------
immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation at the Effective Time until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

          SECTION 3.05 Directors and Officers. At the Effective Time, the
                       ----------------------
directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or approval.

          SECTION 3.06 Conversion of Securities. At the Effective Time, by
                       ------------------------
virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

          (a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 3.06(b)
                                                                 ---------------
and any Dissenting Shares (as hereinafter defined)) shall be canceled and shall be converted automatically into the right to receive an amount equal to the Merger Consideration payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 3.09, of the certificate that
                                          ------------
formerly evidenced such Share;

          (b) Each Share held in the treasury of the Company and each Share owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

          (c) Each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

          SECTION 3.07 Employee Stock Options; Employee Stock Purchase Plan. (a)
                       ----------------------------------------------------
All options (the "Company Stock Options") outstanding, whether or not
                  ---------------------
exercisable and whether or not vested, at the Effective Time under the Company's 2000 Non-Statutory Stock Option Plan, the 1999 Stock Incentive Plan and the 1995 Stock Plan (collectively, the "Company Stock Option Plans") shall be canceled as
                               --------------------------
of the Effective Time and the Company Stock Option Plans shall be terminated.
As of the Effective Time, each canceled Company Stock Option that has an exercise price that is equal to or less than the Merger Consideration shall be replaced with an option (a "Replacement Option") to purchase Parent American
                            ------------------
Depositary Shares ("Parent ADSs"), each of which represents the right to receive
                    -----------
one share, nominal value (euro)0.06 per share, of Parent ("Parent Shares"),
                                                           -------------
that will be granted pursuant to the terms of the Parent Global Acquisition Equity Plan. Each Replacement Option shall be exercisable for, and represent the right to acquire, that whole number of Parent ADSs (rounded down to the nearest whole Parent ADS) equal to the number of Shares subject to such Company Stock Option multiplied by a fraction the numerator of which shall be equal to the Merger Consideration and the denominator of which shall be equal to average closing price of Parent ADSs on the New York Stock

Exchange, as reported each day on the Bloomberg system under NOK UN Equity, for the five (5) business day period ending on (and including) the business day prior to the Effective Time (such fraction (rounded down to the sixth decimal place) being hereinafter referred to as the "Exchange Ratio") and the exercise
                                             --------------
price per Parent ADSs shall be the amount equal to the exercise price per share subject to such Company Stock Option divided by the Exchange Ratio (rounded upward to the nearest full cent). Except as provided in this and the preceding sentence, the terms of any Replacement Option need not be equivalent to the terms of the corresponding cancelled Company Stock Option; provided, however
                                                           --------  -------
that the existing vesting schedule of the Company Stock Options will not be adversely changed, except that Replacement Options may vest on a quarterly basis rather than on a monthly basis. No Replacement Options shall be granted in respect of Company Stock Options that have an exercise price that exceeds the Merger Consideration.

          (b) As soon as practicable after the Effective Time, Parent shall deliver to each holder of a Replacement Option an appropriate notice setting forth such holder's rights pursuant thereto. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent ADSs for delivery upon exercise of Replacement Options pursuant to the terms set forth in this Section 3.07. As soon as practicable, but in no event later than thirty
     ------------
(30) days, after the Effective Time, the Parent ADSs subject to Company Stock Options shall be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form. Prior to the Effective Time, the Company shall take all necessary action to approve the disposition of the Company Stock Options and the shares of Company Common Stock in connection with the transactions contemplated by this Agreement to the extent necessary to exempt such dispositions under Rule 16b-3 of the Exchange Act.

          (c) Effective as of the Effective Time, the Company shall take all actions necessary to shorten any pending Purchase Period and Offering Period (as each such term is defined in the Company's 1999 Employee Stock Purchase Plan (the "ESPP")) and establish a New Purchase Date (as contemplated in Section
      ----
20(b) of the ESPP) immediately prior to the Effective Time and to terminate the ESPP as of the Effective Time, conditioned upon the consummation of the transactions contemplated by this Agreement.

          SECTION 3.08 Dissenting Shares. (a) Notwithstanding any provision of
                       -----------------
this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who shall have properly exercised their appraisal rights for such Shares in accordance with Section 262 of Delaware Law (collectively, the "Dissenting
                                                                ----------
Shares") shall not be converted into, or represent the right to receive, the
------
Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.09, of the certificate or certificates that formerly
            ------------
evidenced such Shares.

          (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

          SECTION 3.09 Surrender of Shares; Stock Transfer Books. (a) Prior to
                       -----------------------------------------
the Effective Time, Purchaser shall designate a bank or trust company to act as agent (the "Paying Agent") for the holders of Shares to receive the funds to
            ------------
which holders of Shares shall become entitled pursuant to Section 3.06(a). At or
                                                          ---------------
prior to the Effective Time, Purchaser shall deposit in trust with the Paying Agent immediately available funds in an amount sufficient to pay the Merger Consideration for all such Shares to the Company's stockholders as contemplated by this Section 3.09. Such funds shall be invested by the Paying Agent as
        ------------
directed by the Surviving Corporation.

          (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to
Section 3.06(a) a form of letter of transmittal (which shall specify that
---------------
delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper
                             ------------
delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal, both in a form approved by Parent and the Company. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If the payment equal to the Merger Consideration is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of Purchaser that such taxes either have been paid or are not applicable. Each of the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of a Certificate such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provisions of Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of a Certificate in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

          (c) At any time following the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and the Paying Agent's duties shall terminate. Thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

          (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 ---------------------------------------------

          Subject to such exceptions as are specifically disclosed in an appropriately-referenced section of the Disclosure Schedule (the "Disclosure
                                                                  ----------
Schedule") that has been prepared by the Company and delivered to Parent and
--------
Purchaser prior to the execution and delivery of this Agreement (subject to
Section 10.11), As an inducement to Parent and the Purchaser to enter into this
-------------
Agreement, the Company hereby represents and warrants to Parent and Purchaser that:

          SECTION 4.01 Organization and Qualification; Subsidiaries. (a) Each of
                       --------------------------------------------
the Company and each subsidiary of the Company ("Subsidiary") is a corporation
                                                 ----------
duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not, individually or in the aggregate, have a Material Adverse Effect.

          (b) A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary, is set forth in Section 4.01(b) of the Disclosure Schedule. Except
                            ---------------
as disclosed in Section 4.01(b) of the Disclosure Schedule, the Company does not
                ---------------
directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

          SECTION 4.02 Certificate of Incorporation and By-laws. The Company has
                       ----------------------------------------
heretofore furnished to Parent a complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary. Such Certificates of Incorporation, By-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Certificate of Incorporation, By-laws or equivalent organizational documents.

          SECTION 4.03 Capitalization. The authorized capital stock of the
                       --------------
Company consists of 100,000,000 Shares and 5,000,000 shares of preferred stock ("Company Preferred Stock"). As of December 1, 2000, (a) 21,760,920 Shares are
  -----------------------
issued and outstanding, all of which are validly issued, fully paid and nonassessable, (b) no Shares are held in the treasury of the Company, (c) no Shares are held by the Subsidiaries, and (d) 4,426,623 Shares are reserved for future issuance pursuant to outstanding employee stock options or stock incentive rights granted pursuant to the Company Stock Option Plans. As of the date hereof, no shares of Company Preferred Stock are issued and outstanding. Except as set forth in this Section 4.03 or in Section 4.03 of the Disclosure
                            ------------       ------------
Schedule and except as contemplated under the Stockholder Agreements, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. Section 4.03 of the Disclosure Schedule sets forth the following
            ------------
information with respect to each Company Stock Option outstanding on the date of this Agreement: (i) the name and address of the option holder; (ii) the particular plan pursuant to which such Company Stock Option was granted; (iii) the number of shares of Company Common Stock subject to such Company Stock Option; (iv) the exercise price of such Company Stock Option; (v) the date on which such Company Stock Option was granted; (vi) the applicable vesting schedule; (vi) the date on which such Company Stock Option expires; and (vii) whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or any Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

          SECTION 4.04 Authority Relative to this Agreement. The Company has all
                       ------------------------------------
necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding Shares, if and to the extent required by applicable law, and the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

          SECTION 4.05 No Conflict; Required Filings and Consents. (a) The
                       -----------
execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Transactions by the Company will not, except as set forth in Section 4.05(a) of the Disclosure
                                         ---------------
Schedule, (i) conflict with or violate the Certificate of Incorporation or By-laws or equivalent organizational documents of the Company or any Subsidiary,
(ii) conflict with or violate any United States federal, state, county or local, or, to the Company's knowledge, any foreign statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order ("Law")
                                                                           ---
applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not, individually or in the aggregate, have a Material Adverse Effect.

          (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, except as set forth in Section 4.05(b) of the Disclosure Schedule, require any consent,
             ---------------
approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or, to the Company's knowledge, any foreign government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a "Governmental Authority"), except (i) for applicable
                  ----------------------
requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws, the pre-merger notification
  -------------
requirements of the HSR Act and the termination of the waiting periods thereunder, and filing and recordation of appropriate merger documents as required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Offer or the Merger, or otherwise prevent or materially delay the Company from performing its obligations under this Agreement, and would not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 4.06 Permits; Compliance. Except as set forth in Section 4.06
                       -------------------                         ------------
of the Disclosure Schedule, each of the Company and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Permits"), except where the failure
                                            -------
to have, or the suspension or cancellation of, any of the Permits would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Section 4.06 of the Disclosure Schedule,
                                       ------------
as of the date hereof, no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Permits would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Section 4.06
                                                                  ------------
of the Disclosure Schedule, neither the Company nor any Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 4.07 SEC Filings; Financial Statements. (a) The Company has
                       ---------------------------------
filed all forms, reports and documents required to be filed by it with the SEC on and since June 22, 1999 , including (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1999, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, 2000, June 30, 2000 and September 30, 2000,
(iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since June 22, 1999 and (iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above) filed by the Company with the SEC on or since June 22, 1999 (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above being, collectively, the "SEC Reports").
                                                                  -----------
The SEC Reports (i) were prepared in accordance with either the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange
                                             --------------
Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on
                                                              ----
a consistent basis throughout the
periods indicated (except as may be indicated in the notes thereto, or in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of the unaudited interim financial statements to normal year-end adjustments, that have not been and are not expected to be material in amount).

          (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as at September 30, 2000, including the notes thereto (the "September Balance Sheet"), neither the Company
                                  -----------------------
nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2000, and which would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not, individually or in the aggregate, have a Material Adverse Effect.

          (d) The Company has heretofore furnished to Parent complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

          SECTION 4.08 Absence of Certain Changes or Events. Since September 30,
                       ------------------------------------
2000, except as set forth in Section 4.08 of the Disclosure Schedule, or as
                             ------------
expressly contemplated by this Agreement, (a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any Material Adverse Effect, and (c) none of the Company or any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01.
                           ------------

          SECTION 4.09 Absence of Litigation. Except as set forth in Section
                       ---------------------                         -------
4.09 of the Disclosure Schedule, there is no litigation, suit, claim, action,
----
proceeding or investigation (an "Action") pending or, to the knowledge of the
                                 ------
Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Authority that
(a) would have, individually or in the aggregate, a Material Adverse Effect or
(b) seeks to materially delay or prevent the consummation of any Transaction. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or would have, individually or in the aggregate, a Material Adverse Effect.

          SECTION 4.10 Employee Benefit Plans. (a) Section 4.10(a) of the
                       ----------------------      ---------------
Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock,
  -----
incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary, (ii) each employee benefit plan for which the Company or any Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Subsidiary could incur liability under Section 4212(c) of ERISA, and (iv) any contracts, arrangements or understandings between the Company or any Subsidiary and any employee of the Company or any Subsidiary including, without limitation, any contracts, arrangements or understandings relating in any way to a sale of the Company or any Subsidiary (collectively, the "Plans"). Each Plan is in writing and the
                                   -----
Company has furnished to Purchaser a true and complete copy of each Plan and has delivered to Purchaser a true and complete copy of each material document, if any, prepared in connection with each such Plan, including, without limitation,
(i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service ("IRS") Form 5500, (iv) the most recently received IRS
                           ---
determination letter for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Neither the Company nor any Subsidiary has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement,
(ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Internal Revenue Code of 1986, as amended (the "Code").
                                                ----

          (b) None of the Plans is a multiemployer plan (within the meaning of
Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a single
                                          ------------------
employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). None of the Plans provides for or
                  ----------------------
promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary (other than as required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA or similar state law).

          (c) Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and the Subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could reasonably be expected to give rise to any such Action.

          (d) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, or there is time remaining in which to apply for such favorable determination letter within the remedial amendment period under Code Section 401(b) and the IRS regulations and pronouncements thereunder, or the Company may rely on an opinion letter issued with respect to a standardized prototype plan adopted in accordance with the procedures for such reliance, and to the knowledge of the Company no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

          (e) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and not exempt under Section 408 of ERISA or Section 4975 of the Code) with respect to any Plan. Neither the Company nor any Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or
(ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists which could reasonably be expected to give rise to any such liability. Neither the Company nor any Subsidiary has incurred any liability for any penalty or tax arising under Section 4971, 4972, 4980, 4980B or 6652 of the Code or any liability under Section 502 of ERISA, and no fact or event exists that could give rise to any such liability. No complete or partial termination has occurred within the five-years preceding the date hereof with respect to any Plan. None of the assets of the Company or any Subsidiary is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code. Neither the Company nor any Subsidiary has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code. No fact or event exists that could give rise to such lien or requirement to post any such security.

          (f) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. Except as set forth in Section 4.10(f) of the Disclosure Schedule, all such contributions
         ---------------
(other than excess contributions distributed pursuant to Code Section 401(k)(8) or excess aggregate contributions distributed pursuant to Code Section 401(m)(6)) have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance

          (g) Except as set forth in Section 4.10(g) at the Disclosure Schedule,
                                     ---------------
all directors, officers, management employees, and technical and professional employees of the Company and the Subsidiaries are under written obligation to the Company and the Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company and the Subsidiaries all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

          (h) In addition to the foregoing, with respect to each Plan that is not subject to United States law (a "Non-U.S. Benefit Plan"):
                                     ---------------------
          (i) all employer and employee contributions to each Non-U.S. Benefit Plan required by law or by the terms of such Non-U.S. Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices, and a pro rata contribution for the period prior to and
                      --- ----
     including the date of this Agreement has been made or accrued;

          (ii) the fair market value of the assets of each funded Non-U.S. Benefit Plan, the liability of each insurer for any Non-U.S. Benefit Plan funded through insurance or the book reserve established for any Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on any ongoing basis (actual or contingent) accrued to the date of this Agreement with respect to all current and former participants under such Non-U.S. Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. Benefit Plan, and no Transaction shall cause such assets or insurance obligations to be less than such benefit obligations; and

          (iii) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities. Each Non-U.S. Benefit Plan is now and always has been operated in full compliance with all applicable non-United States laws.

          (i) Except as set forth in Section 4.10(i) of the Disclosure Schedule,
                                     ---------------
the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, officer or director of the Company or any Subsidiary to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer or director (except as required under Code Section 411(d)(3)), or (iii) fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

          SECTION 4.11 Labor and Employment Matters. (a) Except as set forth in
                       ----------------------------
Section 4.11 of the Disclosure Schedule, (a) there are no controversies pending
------------
or, to the knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees; (b) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (c) neither the Company nor any Subsidiary has in any material respect breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances outstanding against the Company or any Subsidiary under any such agreement or contract; (d) there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the

Company or any Subsidiary; and (e) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Subsidiary.

          (b) The Company and the Subsidiaries are in compliance with all applicable laws relating to the employment of labor, including those related to wages, hours, immigration and naturalization, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and the Subsidiaries have paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Company. There is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Company's knowledge, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Subsidiary have employed or employ any person.

          SECTION 4.12 Offer Documents; Schedule 14D-9; Proxy Statement. Neither
                       ------------------------------------------------
the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents shall, at the times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

          SECTION 4.13 Property and Leases. (a) The Company and the Subsidiaries
                       -------------------
have sufficient title to all their properties and assets to conduct their respective businesses as currently conducted or as contemplated to be conducted, with only such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect.

          (b)  Section 4.13(b) of the Disclosure Schedule sets forth a true
               ---------------
and complete list of all real property owned or leased by the Company or any Subsidiary. Each parcel of real property owned or leased by the Company or any Subsidiary (i) is owned or leased free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including, without limitation, any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer (collectively, "Liens"), other than (A) Liens for current taxes and assessments not yet past
------
due, (B) inchoate mechanics' and materialmen's Liens for construction in progress, (C) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, and (D) all matters of record, Liens and other imperfections of title and encumbrances that, individually or in the aggregate, would not, individually or in the aggregate, a Material Adverse Effect (collectively, "Permitted Liens"), and (ii) is neither subject to any governmental decree or
----------------
order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

          (c) All leases of real property leased for the use or benefit of the Company or any Subsidiary to which the Company or any Subsidiary is a party, and all amendments and modifications thereto, are in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company or any Subsidiary, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or any Subsidiary, except as would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not, individually or in the aggregate, have a Material Adverse Effect.

          (d) There are no contractual or legal restrictions that preclude or restrict the ability to use any real property owned or leased by the Company or any Subsidiary for the purposes for which it is currently being used. There are no material latent defects or material adverse physical conditions affecting the real property, and improvements thereon, owned or leased by the Company or any Subsidiary other than those that would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not, individually or in the aggregate, a Material Adverse Effect.

          SECTION 4.14 Intellectual Property. (a) Section 4.14(a)(i) of the
                       ---------------------      ------------------
Disclosure Schedule sets forth a true and complete list of: (i) all U.S. and foreign patents and patent applications; (ii) all trademark, servicemark, trade name, brand name or the like, whether registered or unregistered (collectively, "Proprietary Names"), and registrations and applications for registration of
 -----------------
such Proprietary Names in all countries of the world; (iii) all copyright registrations and applications for registration of copyrights; (iv) all domain names and applications for registration of domain names; (v) all Company Software; (vi) all other Intellectual Property included in the Company Owned Intellectual Property and Company Licensed Intellectual Property; and (vii) all Licenses (other than licenses of commercial off-the-shelf or shrink-wrap computer software), that are owned or controlled (in the sense of having the right to license others) by the Company and any of its Subsidiaries. Section
                                                                     -------
4.14(a)(ii) of the Disclosure Schedule sets forth a list of all licenses,
-----------
commitments and other agreements relating to patents, patent applications, inventions, know-how, technology, or the like that are material to the conduct of the business of the Company and the Subsidiaries (as currently conducted or contemplated to be conducted), and a list of all licenses, leases, commitments and other agreements relating to Proprietary Names, copyrights, domain names, Company Software and other Intellectual Property that are material to the conduct of the business of the Company and the Subsidiaries (as currently conducted or contemplated to be conducted) to which the Company or a Subsidiary is a party or by which the Company or any Subsidiary or any of their property is in any way bound or affected.

          (b) The operation of the business of the Company and the Subsidiaries as currently conducted or as contemplated to be conducted, the use of the Company Owned Intellectual Property and Company Licensed Intellectual Property in connection therewith and the transmission, use, linking and other practices of the Company and the Subsidiaries related to their web sites, the content thereof and the advertisements contained therein, do not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property of any third party, and no claim is pending or, to the Company's knowledge, threatened against the Company or any Subsidiary alleging any of the foregoing. For the conduct of the business of the Company and the Subsidiaries as presently conducted and the continuation hereafter of such business as presently conducted, no right, license, lease, consent, or other agreement is or will be required with respect to any patent, invention, know-how, technology, or the like, or any Proprietary Name, copyright, domain name, Company Software or other Intellectual Property, other than those described in Section 4.14(a) of the
                                                     ---------------
Disclosure Schedule. No infringement of any patents or proprietary rights or of any Proprietary Name, copyright, domain name, Company Software or other Intellectual Property has occurred or is involved in connection with the business or operations of any person. No claim of infringement has been made to the Company or any Subsidiary or implied to the Company or any Subsidiary, and, to the Company's knowledge, there is no patent or proprietary rights or Proprietary Name, copyright, domain name, Company Software or other Intellectual Property of a third party that poses any such infringement issue. None of the patents or patent applications listed in Section 4.14(a) of the Disclosure
                                         ---------------
Schedule is involved in any interference, reexamination, conflict or opposition proceeding, and, to the Company's knowledge, there has been no threat or other indication that any such proceeding will hereafter be commenced. None of the Proprietary Names or registrations or applications to use or register such Proprietary Names listed in Section 4.14(a) of the Disclosure Schedule is
                            ---------------
involved in any opposition, cancellation, nullification, interference, conflict or concurrent use proceeding, and, to the Company's knowledge, there has been no threat or other indication that any such proceeding will hereafter be commenced.

          (c) The Company or a Subsidiary is the exclusive owner of the entire and unencumbered right, title and interest in and to each item of the Company Owned Intellectual Property, and is entitled to use the Company Owned Intellectual Property and Company Licensed Intellectual Property in the ordinary course of its business as presently conducted or as contemplated to be conducted, subject only to the terms of the Licenses.

          (d) The Company Owned Intellectual Property and Company Licensed Intellectual Property include all of the Intellectual Property used in the ordinary day-to-day conduct of the business of the Company and its Subsidiaries, and there are no other items of Intellectual Property that are material to such ordinary day-to-day conduct of such business. The Company Owned Intellectual Property and, to the knowledge of the Company, the Company Licensed Intellectual Property are all without challenge of any kind, and are valid and enforceable, and have not been adjudged invalid or unenforceable in whole or part.

          (e) No legal proceedings have been asserted, are pending, or, to the Company's knowledge, threatened against the Company or any Subsidiary (i) based upon or challenging or seeking to deny or restrict the use by the Company or any Subsidiary of any of the Company Owned Intellectual Property or Company Licensed Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold by the Company or any Subsidiary infringe or misappropriate any Intellectual Property right of any third party, or (iii) alleging that the Licenses being licensed are in conflict with the terms of any license or other agreement.

          (f) To the Company's knowledge, no person is engaging in any activity that infringes or misappropriates the Company Owned Intellectual Property or Company Licensed Intellectual Property. Except as set forth in Section 4.14 of
                                                                ------------
the Disclosure Schedule and except for the non-exclusive licenses granted to the Company's customers in the ordinary course of its business, neither the Company nor any Subsidiary has granted any license or other right to any third party with respect to the Company Owned Intellectual Property or Company Licensed Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Company Owned Intellectual Property or Company Licensed Intellectual Property.

          (g) The Company has delivered or made available to Parent true and correct and complete copies of patents, patent applications, license commitments and other agreements listed or described in the Disclosure Schedule and all applications and registrations for Proprietary Names and copyrights, licenses, leases, commitments and other agreements listed or described in Section 4.14 of
                                                                ------------
the Disclosure Schedule, other than licenses of commercial off-the-shelf or shrink-wrap computer software. With respect to each such agreement:

          (i) Each such agreement is valid and binding and in full force and effect and represents the entire agreement between the respective parties with respect to the subject matter of such agreement. There are no defaults under each such agreement that will result in payments by the Company or any Subsidiary. To the Company's knowledge, no party to any such agreement has threatened to terminate such agreement on account of any breach (actual or alleged);

          (ii) such agreement will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such agreement or otherwise give the other party to such agreement a right to terminate such agreement. Each such agreement will be enforceable by the Parent after the Closing without the consent or agreement of any other person, except consents and agreements described in Section 4.14 of the Disclosure
                                          ------------
     Schedule;

          (iii) neither the Company nor any Subsidiary has (A) received any notice of termination or cancellation under such agreement, (B) received any notice of breach or default under such agreement, which breach has not been cured, and (C) granted to any other third party any rights, adverse or otherwise, under such agreement that would constitute a breach of such agreement; and

          (iv) none of the Company, the Subsidiaries and, to the Company's knowledge, any other party to such agreement, are in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such agreement.

          (h) To the knowledge of the Company, the Company Software is free of all viruses, worms, trojan horses and other material known contaminants, and does not contain any bugs, errors, or problems of a material nature that materially disrupt its operation or have a material adverse impact on the operation of other software programs or operating systems other than as documented in the product release notes for such Company Software. The Company has obtained all approvals necessary for exporting the Company Software outside the United States to any country in which the Company Software is currently sold or licensed for use and importing the Company Software into any country in which the Company Software is now sold or licensed for use, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect. No rights in the Company Software have been transferred to any third party except to the customers of the Company to whom the Company has licensed such Company Software in the ordinary course of business and to resellers or distributors of the Company for the purpose of reselling or distributing the Company Software.

          (i) The Company and the Subsidiaries have the right to use all software development tools, library functions, compilers and other third party software that are material to the business of the Company and the Subsidiaries, or that are currently used in the operation or modification of the Company Software.

          (j) The Company and the Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of their trade secrets and other confidential Intellectual Property. To the knowledge of the Company, (i) there has been no misappropriation of any material trade secrets or other material confidential Intellectual Property of the Company or the Subsidiaries by any person, (ii) no employee, independent contractor or agent of the Company or any Subsidiary has misappropriated any trade secrets of any other person in the course of such performance as an employee, independent contractor or agent, and (iii) no employee, independent contractor or agent of the Company or any Subsidiary is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property.

          (k) Each current and former employee and consultant of the Company and the Subsidiaries has executed an agreement with the Company or a Subsidiary regarding confidentiality and proprietary information substantially in the form or forms attached as Section 4.14(j)(i) of the Disclosure Schedule. Neither the
                     ------------------
Company nor any Subsidiary is aware that any of its employees or consultants is in violation thereof. All vendors of the Company and the Subsidiaries with access to confidential information of the Company or a Subsidiary are parties to written agreements substantially in the form attached to Section 4.14(j)(ii) of
                                                         -------------------
the Disclosure Schedule, or a substantially similar form supplied by such vendor, under which, among other things, each such consultant or vendor is obligated to maintain the confidentiality of confidential information of the Company and the Subsidiaries. Neither the Company nor the Subsidiary is aware that any of its consultants or vendors are in violation thereof.

          SECTION 4.15 Taxes. The Company and the Subsidiaries have filed all
                       -----
United States federal, state, local and non-United States Tax returns and reports required to be filed by them and have paid and discharged all Taxes required to be paid or discharged, other than (a) such payments as are being contested in good faith by appropriate proceedings, (b) such amounts as may be adequately reserved for on the September Balance Sheet, and (c) such filings, payments or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect. Neither the IRS nor any other United States or non-United States taxing authority or agency is now asserting or, to the knowledge of the Company, threatening to assert against the Company or any Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith. Neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of any Tax. The accruals and reserves for Taxes reflected in the September Balance Sheet are adequate to cover all Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP. There are no Tax liens upon any property or assets of the Company or any of the Subsidiaries except liens for current Taxes not yet due. Neither the Company nor any of the Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of the Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which adjustment or change would have a Material Adverse Effect. Except as set forth in the financial statements described in Section 4.07, neither the Company nor any of
                                  ------------
the Subsidiaries has entered into a transaction which is being accounted for under the installment method of Section 453 of the Code, which would prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or would have a Material Adverse Effect.

          SECTION 4.16 Environmental Matters. Except as described in Section
                       ---------------------                         -------
4.16 of the Disclosure Schedule or as would not prevent or materially delay
----
consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not, individually or in the aggregate, have a Material Adverse Effect, (a) the Company has not violated and is not in violation of any Environmental Law; (b) to the Company's knowledge, none of the properties currently or formerly owned, leased or operated by the Company (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance; (c) to the Company's knowledge, the Company is not actually, potentially or allegedly liable for any off-site contamination by Hazardous Substances; (d) the Company is not actually, potentially or allegedly liable under any Environmental Law (including, without limitation, pending or threatened liens); (e) the Company has all permits, licenses and other authorizations required under any Environmental Law ("Environmental Permits"); (f) the Company has always been and
                    ---------------------
is in compliance with its Environmental Permits; and (g) to the Company's knowledge, neither the execution of this Agreement nor the consummation of the Transactions will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law or Environmental Permit.

          SECTION 4.17 No Rights Agreements. The Company has not adopted any
                       --------------------
stockholders' rights plan or comparable arrangement.

          SECTION 4.18 Material Contracts. (a) Section 4.18(a) of the Disclosure
                       ------------------      ---------------
Schedule contains a list of the following types of contracts, agreements and arrangements, whether written, oral or otherwise, to which the Company or any Subsidiary is a party (such contracts, agreements and arrangements as are required to be set forth in Section 4.18(a) of the Disclosure Schedule being the
                            ---------------
"Material Contracts"):
 ------------------

          (i) each contract and agreement, whether or not made in the ordinary course of business, that contemplates an exchange of consideration with an aggregate value greater than $50,000;

          (ii) all broker, exclusive dealing or exclusively, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Subsidiary is a party or any other contract that compensates any person based on any sales by the Company;

          (iii)  all leases and subleases of real property;

          (iv) all draft, prospective or final term sheets, memoranda of understanding, letters of intent or other similar agreements or correspondence relating to (A) any pending or proposed sales, options or grants of securities of the Company or any of its Subsidiaries or (B) prospective strategic alliances, joint ventures or other similar relationships or transactions;

          (v) all management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Subsidiary or income or revenues related to any product of the Company or any Subsidiary to which the Company or any Subsidiary is a party;

          (vi) all contracts and agreements evidencing indebtedness;

          (vii) all contracts and agreements with any Governmental Authority to which the Company or any Subsidiary is a party;

          (viii) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

          (ix) all material contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Subsidiary that relates to the Company, any Subsidiary or their respective businesses;

          (x) all contracts pursuant to which the Company or any Subsidiary obtains from any third party any rights to use Company Licensed Intellectual Property or the right to manufacture, distribute or sell any product of the Company or such third party that, in either case, is material to the Company and its Subsidiaries, taken as a whole;

          (xi) all contracts pursuant to which the Company or any Subsidiary grants to any third party any rights to use Company Owned Intellectual Property or the right to manufacture, distribute or sell any product of the Company or such third party; and

          (xii) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company or any Subsidiary or the conduct of their respective businesses, or the absence of which would prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or would, individually or in the aggregate, have a Material Adverse Effect.

          (b) Except as set forth in Section 4.18(b) of the Disclosure Schedule,
                                     ---------------
(i) each Material Contract is a legal, valid and binding agreement, and none of the Material Contracts is in default by its terms or has been canceled by the other party; (ii) to the Company's knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; (iii) the Company and the Subsidiaries are not in receipt of any claim of default under any such agreement; and (iv) neither the execution of this Agreement nor the consummation of any Transaction shall constitute default, give rise to cancellation rights, or otherwise adversely affect any of the Company's rights under any Material Contract. The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

          (c) With respect to those contracts, agreements and arrangements set forth in Section 4.18(c) of the Disclosure Schedule (collectively, the
         ---------------
"Specified Contracts"), neither the Company nor any Subsidiary has agreed,
--------------------
orally or in writing, to any modification, amendment or addition to the Specified Contracts and neither the Company nor any Subsidiary has entered into any additional contract, agreement or arrangement, whether oral or written, with any party to a Specified Contract, the subject matter of which is substantially similar to such Specified Contract.

          (d) With respect to any person set forth in Section 4.18(d) of the
                                                      ---------------
Disclosure Schedule (each a "Specified Person" and collectively, the "Specified
                             ----------------                         ---------
Persons"), neither the Company nor any Subsidiary has agreed, whether orally, in
-------
writing or otherwise, to any agreement, commitment, contract, obligation or arrangement with any Specified Person.

          SECTION 4.19 Insurance. (a) Section 4.19(a) of the Disclosure Schedule
                       ---------      ---------------
sets forth, with respect to each insurance policy under which the Company or any Subsidiary has been an insured, a named insured or otherwise the principal beneficiary of coverage at any time within the past three years, (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium charged. The types and amounts of coverage provided therein are usual and customary in the context of the businesses and operations in which the Company and the Subsidiaries are engaged.

          (b) With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Subsidiary is in material breach or default (including any such material breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

          (c) At no time subsequent to December 31, 1998 has the Company or any Subsidiary (i) been denied any insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage, or (iii) received notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years or that any insurance coverage listed in Section 3.20(a) of the Disclosure Schedule will not be available in
          ---------------
the future substantially on the same terms as are now in effect.

          (d) The current annual premium paid by the Company for its directors' and officers' liability insurance policies as in effect immediately prior to the Effective Time (the "Existing D&O Policies") is $294,547.50.
                     ---------------------

          SECTION 4.20  Customers and Suppliers.  As of the date hereof, no
                        -----------------------
customer that individually accounted for more than two percent of the Company's consolidated gross revenues during the 12-month period preceding the date hereof, and no material supplier of the Company and its Subsidiaries, has cancelled or otherwise terminated any contract with the Company or any Subsidiary prior to the expiration of the contract term, or, to the Company's knowledge, has threatened to cancel or otherwise terminate its relationship with the Company or its Subsidiaries or to substantially reduce its purchase from or sale to the Company or any Subsidiary of any products, equipment, goods or services. Neither the Company nor any Subsidiary has (i) breached any agreement with or (ii) engaged in any fraudulent conduct with respect to, any such customer or supplier of the Company or a Subsidiary.

          SECTION 4.21  Brokers.  No broker, finder or investment banker
                        -------
(other than Broadview) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Broadview pursuant to which such firm would be entitled to any payment relating to the Transactions.

                                  ARTICLE V

           REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
           ------------------------------------------------------

          As an inducement to the Company to enter into this Agreement, Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

          SECTION 5.01  Corporate Organization. Each of Parent and Purchaser
                        ----------------------
is a company duly organized and validly existing under the laws of its jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized or existing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the Transactions, or otherwise prevent Parent or Purchaser from performing its material obligations under this Agreement. Purchaser was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby. All the issued and outstanding shares of capital stock of Purchaser are owned of record and beneficially by Parent.

          SECTION 5.02  Authority Relative to This Agreement.  Each of Parent
                        ------------------------------------
and Purchaser has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms.

          SECTION 5.03  No Conflict; Required Filings and Consents.  (a) The
                        ------------------------------------------
execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement and the consummation of the Transactions by Parent and Purchaser will not, (i) conflict with or violate the organizational documents of either Parent or Purchaser, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.03(b) have
                                                         ---------------
been obtained and all filings and obligations described in Section 5.03(b)
                                                           ---------------
have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Purchaser or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of the Transactions or otherwise prevent Parent and Purchaser from performing their material obligations under this Agreement.

          (b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the HSR Act and the termination of the waiting periods thereunder, and filing and recordation of appropriate merger documents as required by Delaware Law, and
(ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Transactions, or otherwise prevent Parent or Purchaser from performing their material obligations under this Agreement.

          SECTION 5.04  Financing.  Parent has, or shall have, sufficient cash
                        ---------
or cash-equivalent funds available to permit Purchaser to consummate all the Transactions, including, without limitation, acquiring all the outstanding Shares in the Offer and the Merger and to pay all related fees and expenses incurred in connection with the Offer and the Merger.

          SECTION 5.05  Offer Documents; Proxy Statement.  The Offer Documents
                        --------------------------------
shall not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives for inclusion in any of the foregoing documents or the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

          SECTION 5.06  Brokers.  No broker, finder or investment banker is
                        -------
entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.

                                 ARTICLE VI

                   CONDUCT OF BUSINESS PENDING THE MERGER
                   --------------------------------------

          SECTION 6.01  Conduct of Business by the Company Pending the
                        ----------------------------------------------
Merger.  The Company agrees that, between the date of this Agreement and the
------
Cut-Off Date, unless Parent shall otherwise agree in writing, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. By way of amplification and not limitation, except as expressly contemplated by this Agreement and Section 6.01 of the Disclosure Schedule or Section 7.16 of this
              ------------                               ------------
Agreement, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:

          (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

          (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary or
(ii) except in the ordinary course of business and in a manner consistent with past practice, any assets of the Company or any Subsidiary;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

          (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any significant amount of assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets; (iii) enter into any contract or agreement other than in the ordinary course of business and consistent with past practice; (iv) authorize, or make any commitment with respect to capital expenditures which are, in the aggregate, in excess of $100,000 for the Company and the Subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 6.01(e);
                                                         ---------------

          (f) hire additional employees or increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries, wages, bonuses, incentives or pension benefits of employees of the Company or any Subsidiary who are not directors or officers of the Company, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or of any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except for the stay put cash bonus payments to non-executive employees approved by the Board on September 22, 2000 as described in Section
                                                                      -------
6.01(f) of the Disclosure Schedule;
-------

          (g) change any of the accounting methods used by it unless required by GAAP;

          (h) make any Tax election or settle or compromise any United States federal, state, local or non-United States income Tax liability;

          (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the September Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice;

          (j) amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company's or any Subsidiary's rights thereunder;

          (k) commence or settle any Action; or

          (l) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

                                  ARTICLE VII

                            ADDITIONAL AGREEMENTS
                            ---------------------

          SECTION 7.01  Stockholders' Meeting.  (a) If required by applicable
                        ---------------------
law in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law and the Company's Certificate of Incorporation and By-laws, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the Transactions (the "Stockholders' Meeting")
                                                    ---------------------
and (ii) (A) include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to Purchaser or Parent, the unanimous recommendation of the Board that the stockholders of the Company approve and adopt this Agreement and the Transactions and (B) use its reasonable best efforts to obtain such approval and adoption. At the Stockholders' Meeting, Parent and Purchaser shall cause all Shares then owned by them and their subsidiaries to be voted in favor of the approval and adoption of this Agreement and the Transactions.

          (b) Notwithstanding the foregoing, in the event that Purchaser shall acquire at least 90% of the then outstanding Shares, the parties shall take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of Delaware Law, as promptly as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

          SECTION 7.02 Proxy Statement. If approval of the Company's
                       ---------------
stockholders is required by applicable law to consummate the Merger, promptly following consummation of the Offer, the Company shall file the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting or the information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, the "Proxy Statement") with the SEC under the Exchange
                              ---------------
Act, and shall use its best efforts to have the Proxy Statement cleared by the SEC promptly. Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement, including all amendments and supplements thereto, prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Purchaser agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time.

          SECTION 7.03  Company Board Representation; Section 14(f).  (a)
                        -------------------------------------------
Promptly upon the purchase by Purchaser of Shares pursuant to the Offer and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors, or both. At such times, the Company shall use its reasonable best efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser shall constitute of the Board of (i) each committee of the Board, (ii) each board of directors of each Subsidiary, and (iii) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, until the Effective Time, the Company shall use its reasonable best efforts to ensure that at least one member of the Board and each committee of the Board and such boards and committees of the Subsidiaries, as of the date hereof, who is not an employee of the Company or any Subsidiary shall remain a member of the Board and of such boards and committees. The first date on which designees of Purchaser shall constitute a majority of the Company's Board is referred to in this Agreement as the "Cut-Off Date."

          (b) The Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to fulfill its obligations under this Section 7.03, and shall include in the
                                   ------------
Schedule 14D-9 such information
with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. Parent or Purchaser shall supply to the Company, and be solely responsible for, any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

          (c) Following the election of designees of Purchaser pursuant to this
Section 7.03, prior to the Effective Time, any amendment of this Agreement or the Certificate of Incorporation or By-laws of the Company, any termination or amendment of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser, or waiver of any of the Company's rights hereunder, shall require the concurrence of a majority of the directors of the Company then in office who neither were designated by Purchaser nor are employees of the Company or any Subsidiary.

          SECTION 7.04  Access to Information; Confidentiality.  (a) From the
                        --------------------------------------
date hereof until the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of Parent and Purchaser reasonable access during normal business hours to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and shall furnish Parent and Purchaser with such financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request. The Company shall permit Parent and/or Purchaser to have one or more observers on the premises of the Company daily until the earlier of the Effective Time or the termination of this Agreement.

          (b) All information obtained by Parent or Purchaser pursuant to this
Section 7.04 shall be kept confidential in accordance with the confidentiality
------------
agreement, dated October 16, 2000 (the "Confidentiality Agreement"), between
                                        -------------------------
Parent and the Company.

          (c) No investigation pursuant to this Section 7.04 shall affect any
                                                ------------
representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto or any condition to the Offer.

          SECTION 7.05  No Solicitation of Transactions.  (a)  Except to the
                        -------------------------------
extent permitted by Section 7.16, neither the Company nor any Subsidiary
                    ------------
shall, directly or indirectly, through any officer, director, agent or otherwise, (i) solicit, initiate or encourage the submission of, any Acquisition Proposal or (ii) except as required by the fiduciary duties of the Board under applicable law after having received advice from outside legal counsel and after giving prior written notice to Parent and Purchaser and entering into a customary confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement, participate in any discussions or negotiations regarding, or furnish to any person, any information with respect to, or otherwise cooperate in any way with respect to, or assist or participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal.

          (b) Except as set forth in this Section 7.05(b) or to the extent
                                          ---------------
permitted by Section 7.16, neither the Board nor any committee thereof shall (i)
             ------------
withdraw or modify, or
propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Board or any such committee of this
Agreement, the Offer, the Merger or any other Transaction, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or
(iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to the time of acceptance for payment of Shares pursuant to the Offer, the Board determines in good faith that it is required to do so by its fiduciary duties under applicable law after having received advice from outside legal counsel, the Board may withdraw or modify its approval or recommendation of the Offer and the Merger, but only to terminate this Agreement in accordance with Section
                                                                    -------
9.01(d)(ii) (and, concurrently with such termination, cause the Company to
-----------
enter into an agreement with respect to a Superior Proposal).

          (c) The Company shall, and shall direct or cause its directors, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal.

          (d) The Company shall (within one Business Day) advise Parent orally and in writing of (i) any Acquisition Proposal or any request for information with respect to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request and (ii) any changes in any such Acquisition Proposal or request.

          (e) The Company agrees, except as required by the Board's fiduciary duties under applicable law after having received advice from outside legal counsel, not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

          SECTION 7.06  Employee Benefits Matters.  (a)  Individuals who were
                        -------------------------
employees of the Company or any of its subsidiaries immediately prior to the Effective Time and who become employed by Parent or the Surviving Corporation from and after the Effective Time shall be referred to herein as "Affected
                                                                  --------
Employees." As soon as practicable after the Effective Time, each Affected
---------
Employee will be eligible to participate in the benefit programs, plans, arrangements, payroll practices (including vacation or paid time off entitlement) established or maintained by, or contributed to, the Surviving Corporation from time to time pursuant to the terms of each such plan, or in the absence of plan terms or provisions, in accordance with the regularly established policies or procedures of the Surviving Corporation. The Surviving Corporation shall be responsible for providing to individuals who terminate from employment with the Company in connection with the transactions contemplated herein the coverage required under Code Section 4980B.

          (b) Parent will cause the Surviving Corporation to, recognize the employment service of each Affected Employee with the Company for purposes of eligibility and vesting (but not benefit accrual) under any applicable plan. Each Affected Employee's years of service with the Company shall be otherwise recognized for all general employment purposes including, without limitation, seniority, vacation, personal time and similar general employment purposes, provided, that any vacation time offered by Parent or Surviving Corporation in the calendar year of the Effective Time to any Affected Employee shall be offset by any vacation time used by or paid to an Affected Employee by the Company in the calendar year of the Effective Time.

          (c) The Company shall terminate its 401(k) plan and other pension benefit plans (as defined in ERISA Section 3(2)) prior to the Effective Time. All of the Company's employees participating in the plan(s) as of that date shall automatically become fully vested in their account balances as of the date that the 401(k) plan is terminated. The Company shall take all steps necessary to maintain the qualified status of such plan(s) through and following termination, and shall apply for an IRS determination letter upon termination for each such terminated plan.

          (d) Simultaneously with the execution of this Agreement, the Company has entered into the Employment Agreements in forms acceptable to Parent with the individuals set forth in Section 7.06(d) of the Disclosure Schedule.
                             ---------------

          SECTION 7.07  Intentionally Omitted.
                        ---------------------

          SECTION 7.08  Directors' and Officers' Indemnification and Insurance.
                        ------------------------------------------------------
(a) The Certificate of Incorporation and the By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article XIII of the Certificate of
                                      ------------
Incorporation of the Company and Article VI of the By-laws of the Company,
                                 ----------
respectively, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

          (b) The Surviving Corporation shall use commercially reasonable efforts to maintain in effect for six years from the Effective Time (the "Tail
                                                                          ----
Period") the Existing D&O Policies (provided that the Surviving Corporation may
------
substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall
                                       --------  -------
the Surviving Corporation be required to expend pursuant to this Section 7.07(b)
                                                                 ---------------
more than an amount equal to 175% of the annual premium of the Existing D&O Policies for the entire Tail Period, in the aggregate.

          (c) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at Parent's option, Parent, shall assume the obligations set forth in this Section 7.08.
                                         ------------

          (d) The Surviving Corporation and Parent shall honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements with the Company's directors and officers existing at or before the Effective Time.

          (e) This Section shall survive the consummation of the Offer and the Merger, is intended to benefit the Company, the Surviving Corporation and each indemnified party, shall be binding , jointly and severally, on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the indemnified parties.

          SECTION 7.09  Notification of Certain Matters.  The Company shall
                        -------------------------------
give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which reasonably could be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (b) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however,
                                                            -----------------
that the delivery of any notice pursuant to this Section 7.09 shall not limit
                                                 ------------
or otherwise affect the remedies available hereunder to the party receiving such notice.

          SECTION 7.10 Further Action; Reasonable Best Efforts. Upon the terms
                       ---------------------------------------
and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions under the HSR Act with respect to the Transactions and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger; provided that neither
                                                       --------
Purchaser nor Parent will be required by this Section 7.10 to take any action,
                                              ------------
including entering into any consent decree, hold separate orders or other arrangements, that (A) requires the divestiture of any assets of the Purchaser, Parent, Company or any of their respective subsidiaries, or (B) limits Parent's freedom of action with respect to, or its ability to retain, the Company and the Subsidiaries or any portion thereof or any of Parent's or its affiliates' other assets or businesses. Without limiting the foregoing, the Company, Parent and Purchaser shall file as soon as practicable notifications under the HSR Act and respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the United States Department of Justice for additional information or documentation and respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Authority in connection with antitrust matters. Concurrently with the filing of notifications under the HSR Act or as soon thereafter as practicable, the Company and Parent shall each request early termination of the HSR Act waiting-period. In addition, the Company, Parent and Purchaser agree to make as soon as practicable such other filings as may be necessary or required by any non-United States Governmental Authority. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

          SECTION 7.11 Public Announcements. Parent, Purchaser and the Company
                       --------------------
agree that no public release or announcement concerning the Transactions, the Offer or the Merger shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any United States or non-United States securities exchange, in which case the party required to make the release or announcement shall use its best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. The parties have agreed upon the form of a joint press release announcing the Offer and the execution of this Agreement.

          SECTION 7.12 Confidentiality Agreement. Parent, Purchaser and Company
                       -------------------------
acknowledge that the existing Confidentiality Agreement shall remain in full force and effect at all times prior to the Effective Time and after any termination of this Agreement, and such parties agree to comply with the terms of such Agreement. The Company hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the consummation of the Transactions. Upon the acceptance for payment of Shares pursuant to the Offer, the Confidentiality Agreement shall be deemed to have terminated without further action by the parties thereto.

          SECTION 7.13 Confirmation of No Withholding. The Company shall provide
                       ------------------------------
the Purchaser with copies of (i) a statement issued by the Company pursuant to
Section 1.897-2(h)(1) of the Treasury Regulations, dated no more than thirty days prior to the Effective Time, certifying, to the effect that the Shares are not a United States real property interest and (ii) the notice to the IRS provided for in Section 1.897-2(h)(2) of the Treasury Regulations with regard to the statement referred to in clause (i) of this section.

          SECTION 7.14 Obligations of Purchaser. Parent will take all action
                       ------------------------
necessary to cause the Purchaser to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

          SECTION 7.15 Voting of Shares. Parent agrees to cause Purchaser (i) to
                       ----------------
vote all Shares beneficially owned by it in favor of adoption of this Agreement and the Merger at the Stockholders' Meeting, if any such meeting shall be required by Delaware Law, and (ii) if no Stockholders' Meeting shall be required by Delaware Law, to file the Certificate of Merger as soon as permitted under applicable regulatory requirements and law.

          SECTION 7.16 Extension of Offer. If (a) Purchaser shall not have
                       ------------------
purchased all of the Shares validly tendered and not withdrawn pursuant to the Offer on or prior to the fifth (5/th/) business day following the initial date that the Offer would have otherwise first expired (the "Extension Date") and (b)
                                                        --------------
this Agreement shall not have been terminated in accordance with Article IX
                                                                 ----------
prior thereto, Purchaser agrees that commencing as of the Extension Date, the Company may begin to solicit potential financial investors to make private investments in the Company after any termination of this Agreement of up to ten million dollars US$ (10,000,000) in cash; provided, however, that the Company
                                          --------  -------
may not so solicit such investments if Parent or the Purchaser, at their option, agree on or prior to the Extension Date to loan (or cause to be loaned) to the Company an aggregate principal amount of five million dollars (US$5,000,000) (the "Loan") pursuant to mutually agreed upon loan documentation to be entered
      ----
into at or prior to the extension of the Loan. Any Loan made pursuant to this
Section 7.16: shall (a) be conditioned upon the Company having provided to
------------
Purchaser customary
lending documents, including legal opinions; (b) be secured by liens on all of the assets of the Company presently owned or acquired in the future; (c) be made on commercially reasonable terms and shall accrue interest at competitive fair market terms that the Company would otherwise then be in the position to reasonably procure; and (d) be due and payable in full, together with accrued interest thereon, the date that is ninety (90) days after the advancement of such Loan.

                                  ARTICLE VIII

                           CONDITIONS TO THE MERGER
                           ------------------------

          SECTION 8.01 Conditions to the Merger. The obligations of each party
                       ------------------------
to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

          (a) Stockholder Approval.  If and to the extent required by Delaware
              --------------------
Law and the Certificate of Incorporation of the Company, this Agreement and the Transactions shall have been approved and adopted by the affirmative vote of the stockholders of the Company;

          (b) HSR Act.  Any waiting period (and any extension thereof)
              -------
applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

          (c) No Order.  No Governmental Authority in the United States or the
              --------
European Union shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions; and

          (d) Offer.  Purchaser or its permitted assignee shall have purchased
              -----
all Shares validly tendered and not withdrawn pursuant to the Offer; provided,
                                                                     --------
however, that this condition shall not be applicable to the obligations of
-------
Parent or Purchaser if, in breach of this Agreement or the terms of the Offer, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER
                       ---------------------------------

          SECTION 9.01 Termination. This Agreement may be terminated and the
                       -----------
Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company:

          (a) By mutual written consent of each of Parent, Purchaser and the Company duly authorized by the Boards of Directors of Parent, Purchaser and the Company; or

          (b) By either Parent, Purchaser or the Company if (i) the Effective Time shall not have occurred on or before February 15, 2001; provided, however,
                                                             --------  -------
that the right to terminate
this Agreement under this Section 9.01(b) shall not be available to any party
                          --------------
whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger; or

          (c) By Parent if (i) due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Annex A hereto,
                                                          -------
Purchaser shall have (A) failed to commence the Offer within 60 days following the date of this Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to accept Shares for payment pursuant to the Offer within 90 days following the commencement of the Offer (provided, however, that the applicable time period specified in (A) and (C)
---------  -------
above shall be extended until the earlier to occur of (x) the fifth business day following the expiration or termination of any applicable waiting period under the HSR Act and (y) February 15, 2001), unless such action or inaction under
(A), (B) or (C) shall have been caused by or resulted from the failure of Parent or Purchaser to perform, in any material respect, any of their material covenants or agreements contained in this Agreement, or the material breach by Parent or Purchaser of any of their material representations or warranties contained in this Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of this Agreement, the Offer, the Merger or any other Transaction, or shall have recommended or approved any Acquisition Proposal, or shall have resolved to do any of the foregoing; or

          (d) By the Company, upon approval of the Board, if (i) Purchaser shall have (A) failed to commence the Offer within 60 days following the date of this Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to accept Shares for payment pursuant to the Offer within 90 days following the commencement of the Offer (provided, however,
                                                              --------  -------
that the applicable time period specified in (A) and (C) above shall be extended until the earlier to occur of (x) the fifth business day following the expiration or termination of any applicable waiting period under the HSR Act and
(y) February 15, 2001), unless such action or inaction under (A), (B) or (C) shall have been caused by or resulted from the failure of Company to perform, in any material respect, any of its material covenants or agreements contained in this Agreement, or the material breach by the Company of any of its material representations or warranties contained in this Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, the Board determines in good faith that it is required to do so by its fiduciary duties under applicable law after having received advice from outside legal counsel in order to enter into a definitive agreement with respect to a Superior Proposal, upon 72 hours' prior written notice to Parent, setting forth in reasonable detail the identity of the person making, and the final terms and conditions of, the Superior Proposal and after duly considering any proposals that may be made by Parent during such 72-hour period; provided, however, that any termination of this Agreement pursuant
             --------  -------
to this Section 9.01(d)(ii) shall not be effective until the Company has made
        -------------------
full payment of all amounts provided under Section 9.03.
                                           ------------

          SECTION 9.02 Effect of Termination. In the event of the termination of
                       ---------------------
this Agreement pursuant to Section 9.01, this Agreement shall forthwith become
                           -----------
void, and there shall be no liability on the part of any party hereto, except
(a) as set forth in Section 9.03 and (b) nothing herein shall relieve any party
                    ------------
from liability for any intentional breach hereof prior to the date of such termination; provided, however, that the Confidentiality Agreement shall survive
             --------  -------
any termination of this Agreement.

          SECTION 9.03 Fees and Expenses. (a) In the event that this Agreement
                       -----------------
is terminated pursuant to Section 9.01(c)(ii) or 9.01(d)(ii), then, in any such
                          -------------------    -----------
event, the Company shall pay Parent promptly (but in no event later than one business day after termination) a fee of $4,000,000 million (the "Fee"), which
                                                                  ---
amount shall be payable in immediately available funds.

          (b) In the event that this Agreement is terminated pursuant to Section
                                                                         -------
9.01(b) or Section 9.01(c)(i) and the Company shall have intentionally failed to
-------    ------------------
perform, in any material respect, any of its material covenants or agreements contained in this Agreement, then, in any such event, the Company shall reimburse Parent and Purchaser (not later than one business day after submission of statements thereto) for all Expenses of Parent and Purchaser (up to a maximum of $750,000), which amount shall be payable in immediately available funds.

          (c) In the event that the Company enters into an agreement related to an Acquisition Proposal within nine (9) months after the date of termination of this Agreement, the Company shall pay Parent the Fee promptly after (but in no event later than one business day after) consummation of such Acquisition Proposal.

          (d) Notwithstanding anything to the foregoing in this Section 9.03, no
                                                                ------------
Fee or Expenses shall be payable to Parent or Purchaser in the event this Agreement is terminated pursuant to Section 9.01(b) or 9.01(d)(i) to the extent
                                    ---------------    ----------
that termination, the failure to commence or failure to accept any Shares for payment, as set forth in Section 9.01(d)(i), shall relate to a failure of either
                         ------------------
Parent or Purchaser to perform, in any material respect, any material covenant or agreement contained in this Agreement or a material breach by Parent or Purchaser of any of their material representations or warranties contained in this Agreement.

          (e) Except as set forth in this Section 9.03, all costs and expenses
                                          ------------
incurred in connection with this Agreement, the Stockholders Agreements and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

          (f) In the event that the Company shall fail to pay the Fee or any Expenses when due, the term "Expenses" shall be deemed to include the costs and
                             --------
expenses actually incurred or accrued by Parent and Purchaser (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.03, together with interest on
                                         ------------
such unpaid amounts, commencing on the date that the respective amounts became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Base Rate plus 1.5%.

          SECTION 9.04 Amendment. Subject to Section 7.03, this Agreement may be
                       ---------             ------------
amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and
--------  -------
adoption of this Agreement and the Transactions by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

          SECTION 9.05 Waiver. Subject to Section 7.03, at any time prior to the
                       ------             ------------
Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE X

                              GENERAL PROVISIONS
                              ------------------

          SECTION 10.01 Notices. All notices, requests, claims, demands and
                        -------
other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):
          -------------


       if to Parent or Purchaser:

               Nokia Corporation
               313 Fairchild Drive
               Mountain View, California 94043
               Telecopy: (650) 625-2002

               Attention:  Timo Ruikka
       with a copy to:

               Nokia Corporation
               P.O. Box 226
               00045 Nokia Group
               Finland
               Telecopy: +358-9-605-042

               Attention:  General Counsel

       with a copy to:

               Shearman & Sterling
               1550 El Camino Real
               Menlo Park, CA  94025
               Telecopy:  (650) 330-2299

               Attention:  Michael  J. Coleman, Esq.

       if to the Company:

               Ramp Networks, Inc.
               3100 De La Cruz Blvd.
               Santa Clara, California 95054
               Telecopy: (408)988-6363

               Attention:  Mahesh Veerina

       with a copy to:

               Venture Law Group
               2800 Sand Hill Road
               Menlo Park, CA 94025
               Telecopy: (650) 854-4488

               Attention: David Lee, Esq.
                          Steve Tonsfeldt, Esq.

          SECTION 10.02 Severability. If any term or other provision of this
                        ------------
Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

          SECTION 10.03 Entire Agreement; Assignment. This Agreement and the
                        ----------------------------
Stockholder Agreements and Employment Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Sections 7.04(b) and 7.11, all prior agreements and
                       ----------------     ----
undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any affiliate of Parent, provided that no such assignment shall
                                      --------
relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

          SECTION 10.04 Parties in Interest. This Agreement shall be binding
                        -------------------
upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 7.08 (which is intended to be for the
                              -------------
benefit of the persons covered thereby and may be enforced by such persons).

          SECTION 10.05 Specific Performance. The parties hereto agree that
                        --------------------
irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

          SECTION 10.06 Governing Law. This Agreement shall be governed by, and
                        -------------
construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. The parties hereto hereby (a) submit to the jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and
(b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

          SECTION 10.07 Waiver of Jury Trial. Each of the parties hereto hereby
                        --------------------
waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and
(b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.
                                          -------------

          SECTION 10.08 Headings. The descriptive headings contained in this
                        --------
Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 10.09 Counterparts. This Agreement may be executed and
                        ------------
delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          SECTION 10.10 Execution. This Agreement may be executed by facsimile
                        ---------
signatures and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

          SECTION 10.11 Disclosure Schedule. The parties acknowledge and agree
                        -------------------
that if any section of the Disclosure Schedule discloses an item or information in such a way as to make its relevance to the disclosure required by another section of the Disclosure Schedule readily apparent, the matter shall be deemed to have been disclosed in such other section of the Disclosure Schedule, notwithstanding the omission of an appropriate cross-reference to such other section.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                              NOKIA CORPORATION


                                      By: /s/ Mika Vehvilainen
                                         ------------------------
                                         Name:   Mika Vehvilainen
                                         Title:  Attorney-in-fact



                                         BLACKBIRD ACQUISITION, INC.


                                      By:  /s/ Mika Vehvilainen
                                         ------------------------
                                         Name:   Mika Vehvilainen
                                         Title:  President



                                         RAMP NETWORKS, INC.


                                      By:  /s/ Mahesh Veerina
                                         -----------------------
                                         Name:   Mahesh Veerina
                                         Title:  President and CEO

                                                                         ANNEX A
                                                                         -------

                            CONDITIONS TO THE OFFER
                            -----------------------

          Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment any Shares tendered pursuant to the Offer, and may extend, terminate or amend the Offer, if (i) immediately prior to the expiration of the Offer, the Minimum Condition shall not have been satisfied,
(ii) any applicable waiting period under the HSR Act or under any applicable material foreign statutes or regulations shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time on or after the date of this Agreement and prior to the expiration of the Offer, any of the following conditions shall exist:

          (a) there shall have been instituted or be pending any Action before any Governmental Authority (i) challenging or seeking to make illegal, materially delay, or otherwise, directly or indirectly, restrain or prohibit or make materially more costly, the making of the Offer, the acceptance for payment of any Shares by Parent, Purchaser or any other affiliate of Parent, or the purchase of Shares pursuant to any Stockholder Agreement, or the consummation of any other Transaction, or seeking to obtain damages in connection with any Transaction that are material in relation to the Transactions taken as a whole;
(ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their subsidiaries of all or any of the business or assets of the Company, Parent or any of their subsidiaries or to compel the Company, Parent or any of their subsidiaries, as a result of the Transactions, to dispose of or to hold separate all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries; (iii) seeking to impose or confirm any material limitation on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or any Stockholder Agreement or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of this Agreement and the Transactions; (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares; or (v) which otherwise would prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or would, individually or in the aggregate, have a Material Adverse Effect;

          (b) any Governmental Authority or court of competent jurisdiction shall have issued an order, decree, injunction or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or materially delaying or preventing the Transactions and such order, decree, injunction, ruling or other action shall have become final and non-appealable;

          (c) there shall have been any statute, rule, regulation, legislation or interpretation enacted, promulgated, amended, issued or deemed applicable to
(i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) any Transaction, by any United States or non-United States legislative body or Governmental Authority with appropriate jurisdiction, other than the routine application of the waiting period provisions of the HSR Act to the Offer, the Stockholder Agreements or the Merger, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

          (d) any Material Adverse Effect shall have occurred;

          (e) there shall have occurred (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Finland that materially and adversely affects the ability of Parent to pay for the Shares for more than five business days after the expiration of the Offer or (ii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or Finland that materially and adversely affects the ability of Purchaser and Parent to consummate the Offer or, in the case of such calamity existing on the date hereof, a material acceleration or worsening thereof;

          (f) (A) the Board, or any committee thereof, shall have withdrawn or modified, in a manner adverse to Parent or Purchaser, the approval or recommendation of the Offer, the Merger, the Agreement or the Stockholder Agreements, or approved or recommended any Acquisition Proposal other than the Offer, the Merger and the Stockholder Agreements or (B) the Board, or any committee thereof, shall have resolved to do any of the foregoing;

          (g) any representation or warranty of the Company in the Agreement, or of any Stockholder in the Stockholders Agreements, shall not be true and correct as if such representation or warranty was made as of such time on or after the date of this Agreement (except for those representations or warranties that address matters only as of a specific date, which must be true and correct as of such date) (in each case, without for this purpose giving effect to qualifications or limitations as to materiality or the absence of a Material Adverse Effect on the Company contained in such representations and warranties), except for such non-intentional failures to be true and accurate as would not, individually or in the aggregate, have, or be reasonably likely to result in, a Material Adverse Effect;

          (h) the Company shall have failed to perform, in any material respect, any obligation or to comply, in any material respect, with any agreement or covenant of the Company to be performed or complied with by it under the Agreement or the Stockholders shall have failed to perform in any material respect, any obligation or to comply, in any material respect, with any agreement or covenant of the Stockholders to be performed or complied with by them under the Stockholder Agreements;

          (i) the Agreement shall have been terminated in accordance with its terms; or

          (j) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of Shares thereunder;

which, in the reasonable judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment.

          The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or, subject to the terms of this Agreement, may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.